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                                                                EXHIBIT 23.01


                    [COOPERS & LYBRAND L.L.P. LETTERHEAD]

                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors of Smith Barney Holdings Inc.:

        We consent to the incorporation by reference in the amendment to the Registration Statement of Smith Barney Holdings Inc. (the "Company") on Form S-3, filed with the Securities and Exchange Commission on or about July 15, 1997, of our report dated January 15, 1997 on our audits of the consolidated financial statements and financial statement schedules of Smith Barney Holdings Inc. and Subsidiaries as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

New York, New York
July 15, 1997